LEASE AGREEMENT

INTERVENED BETWEEN

9349-0001 QUEBEC INC., (represented by Michael Laroche, President)

3085 Peter Mclellan, Sherbrooke, QC, J1H 0B3

EMAIL: miklaroche@hotmail.com CELL: 819-740-9291

HEREINAFTER REFERRED TO AS: THE TENANT

AND

CRYPTOESPACE INC. (represented by Robert Mincoff, President),

350-6500 Rte. Transcanadienne, Pointe-Claire, QC, H9R 0A5, Canada

EMAIL : contact@ahaka.com CELL: 514-891-6217

HEREINAFTER REFERRED TO AS: THE TENANT

WHICH AGREE ON THE FOLLOWING:

1. RENTED LOCATIONS

The landlord rents, hereby to the tenant who accepts with guarantee of peaceful enjoyment a building of 26 700 square feet, situated on 460 Robinson South, Granby, QC, J2G 7N6 (the “Building”), as set on lots 4 794 142 and 4 794 143 of Quebec’s Cadastre, the registration division of Shefford.

2. TERMS

The lease is granted for an initial period of five (5) years starting DECEMBER FIRST TWO TWOSAND SEVENTEEN (01-12-2017) (the “Starting Date”) and takes end NOVEMBER THIRTIETH TWO THOUSAND TWENTY-TWO (30-11-2022) (the “End of the Term”). Regardless of what precedes, the tenant could have access and take possession of the rented premises upon the signing of this lease and will become responsible as of this date, but with obligation to pay the rent only from the Starting Date.

3. RENT

The rent will be paid the first of each month; the tenant must send the payments to the landlord at the address 3085 Peter Mclelland, Sherbrooke, QC, J1H 0B3.

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The rental amount is FOUR DOLLARS AND FIFTY CENTS SQUARE FEET PER YEAR, PLUS TPS AND TVQ (4.50 $ /PICA/YEAR), BEING: 120 150, 00 $ PER YEAR+TX (10 012.50 $ per month plus tax) (the “Basic Rent”).

The tenant may have the rented premises measured by a surveyor in accordance with the standards, at his discretion and at his expense.

DEPOSIT:

The tenant agrees to pay the landlord a deposit equal to the basic rent for a full year of rental + tx ($ 120 150, 00 + tx) and this at the signing of the lease (the “Deposit”). This amount will be retained by the landlord and charged to Rent in the following way:

Year 1: The last month (November 2018) will be paid at the same time as the Deposit

Year 2: The last month (November 2019) will be paid at the same time as the Deposit

Year 3: The last month (November 2020) will be paid at the same time as the Deposit

Year 4: The last month (November 2021) will be paid at the same time as the Deposit

Year 5: The last 8 months (April, May, June, July, August, September, October and November 2022) will be paid at the same time as the Deposit

The balance of the deposit at the end of the lease will be 0$.

All rent arrears, basic and / or additional, will bear interest at a rate equal to five percent (5%) per annum in addition to the prevailing preferential interest rate, as required by the landlord’s principal banker, calculated from the date on which this rent was due, until the full payment, as well as all the extrajudicial and legal collection fees which the landlord will have to pay for the recovery of the rent mentioned above and the additional rent. The tenant must give the landlord a series of twelve (12) checks postdated and payable to his order bearing the date of the first of each month before 01 December 2017, and so on for every 01 December of the following years, until the end of the lease, with the exception of the months for which the Deposit is made.

4. DEFAULT

In each of the following cases (hereinafter referred to as “Events of Default”), the tenant is considered in default if:

a)	the tenant fails to take possession of the Rented Premises or if he abandons them;

b)	the tenant fails to pay the Base Rent, Additional Rent or taxes applicable to each of them, or any other amounts that may be due under this Lease Agreement;

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c)	the tenant goes bankrupt or makes an assignment of his property or makes a proposal in the matter of bankruptcy or is under the protection of any law favorable to the debtor;

d)	an administrator, receiver, trustee or liquidator is appointed for all or part of the lessee’s property;

e)	the tenant fails to comply with any of its obligations under this lease agreement;

f)	if the tenant fails to pay any monthly rent for Basic Rent or Additional Rent and fails to correct within five (5) days after a written release by the landlord to the tenant;

In the event of one of the above-mentioned defaults, the landlord may, at his choice, give the tenant or any administrator, trustee or liquidator appointed to the tenant’s property a written notice of his intention to terminate the present lease contract at the end of a reasonable time. In such case, the latter shall terminate immediately upon receipt of such notice from the landlord, in the same way as if such day were fixed for the expiry of the said lease agreement, without it being necessary to have recourse to a formal notice or judicial procedure. In such a case, the tenant must then leave and return the Rented Premises to the landlord. The latter, his agents may then, immediately and at any time thereafter, enter the Leased Premises to repossess them, by legal action or otherwise, without being held responsible for any damage as a result. Such termination and repossession shall be subject to all other rights and remedies of the landlord against the tenant under this lease agreement. Among other things, the landlord may claim from the tenant all rents as well as three (3) additional months following the date of cancellation of the lease or any other longer period that the law may grant and which will become immediately due and payable, as well as all rents to the end of this lease and applicable taxes and interests, without prejudice to his right to claim damages from the tenant.

5. TAXES AND FEES PAYABLE BY THE LANDLORD

The landlord will pay the property taxes and school taxes imposed on the property at his own expense.

6. TAXES PAYABLE BY THE TENANT

The tenant will have to pay the landlord, in addition to the rent, the business tax as well as the waste tax, if applicable. These amounts will be payable to the landlord by equal and consecutive monthly payments based on the supporting documents that the landlord submits to the tenant.

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7. RELATED FEES TO RENTED PREMISES

The tenant will pay the cost of all the services used or consumed on the premises directly to the supplier (Hydro Québec, the company supplying the propane, natural gas, snow removal, etc.), to the exemption of the landlord and the tenant to undertake, at his expense, all the steps required to supply electricity to Hydro Québec or to supply propane with the propane supply company.

The costs of heating, air conditioning, electricity, etc. are the responsibility of the tenant.

The general interior maintenance is entirely at the expense of the tenant (snow removal, general janitorial maintenance, maintenance and repair of equipment, etc.).

The building is rented “as is” and therefore all costs related to the building (except municipal and school taxes), are paid by the tenant, including plumbing, electricity, or other expenses if it occurs.

Exterior maintenance (lawn) is at the expense of the landlord.

8. COMPLIANCE WITH LAWS

The tenant shall not make, keep or tolerate any person making or keeping in the leased premises anything that is prohibited by the laws, regulations and orders of any authority having jurisdiction over the leased premises or activities taking place there. The tenant agrees to comply with these laws, regulations and orders.

9. INSURANCE

TENANT’S INSURANCES

The tenant must, at his own expense, contract the following insurance policies and keep them in force for the entire duration of this lease, including during the period of possession for the purposes of planning:

-    All-Risk Insurance

An all-risk insurance policy for an amount covering the replacement value of all property insured in the rented premises, such as furniture, rental improvements and the stock of goods, property of the tenant or for which he is responsible. This policy must include an endorsement whereby the insurance provider will give the landlord a thirty (30) day written notice of cancellation or significant change to the policy.

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-    Civil Liability Insurance

A civil liability insurance policy covering physical damages, including death and property damages to third parties, for a sum of FIVE MILLION DOLLAR ($ 5,000,000) per claim. This policy will cover, among other things, the indirect civil liability of owners and contractors, contracted liability, civil liability for personal injury and possible employer liability. This policy must designate the landlord and his or her employees, agents as additional insureds and include a mutual liability clause as well as an endorsement stating that the insurer will give a thirty (30) day notice to the landlord in case of important cancellation to the policy.

-    Proof of Insurance

The tenant must provide certified copies of the insurance policies he maintains in force under this section and satisfactory proof of the actual payment of such premiums before taking possession for development purposes and thereafter for the duration of this lease, no later than the date of expiry of the insurance policies required herein. In the event that the tenant fails to take out the insurance or to give the landlord a copy of the insurance policies or satisfactory proof of payment of the premiums, the landlord may, without giving notice to the tenant, take out this insurance and immediately recover as additional rent, any premium paid. Any insurance required under this Section 9 shall be on the terms and with the insurers deemed satisfactory by the landlord or mortgage creditor from time to time.

LANDLORD’S INSURANCE

The landlord must contract, at his own expense, the insurance policies that a prudent and diligent landlord must subscribe towards the building and keep them in force for the duration of the lease.

10. FIRE AND DESTRUCTION OF PREMISES

If, during the term of this lease, the building is destroyed or damaged and has become unusable for any reason whatsoever, the landlord may, within thirty (30) days after the arrival of such loss, notify the tenant of its intention to rebuild or repair and, in this case, the rent payable by the tenant will be reduced proportionally to the decrease in enjoyment until the reconstruction and repair work are completed and, insofar as the rented premises may be reconstructed or repaired within a period of a hundred and eighty (180) days from the date of the loss, the tenant shall not have the right to request the termination of the present lease or anything of the landlord as compensation, damages and interest or otherwise. For the landlord to inform the tenant of his intention to proceed with the reconstruction or repair of the leased premises, as aforesaid, the present lease will be expected to have terminated on the date of the loss, without any recourse by the tenant against the landlord.

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If, during the term of this lease, the building is destroyed or damaged, in part only, without the tenant’s operation being affected or reduced, but the building requires substantial repairs, the landlord may:

a)	Either terminate this lease within thirty (30) days of the occurrence of such loss under the option to that effect given to him by the tenant at this time, by expressing his intention to this effect by means of written notice. In this case the lease will automatically end five (5) days after receipt of the aforementioned notice retroactively to the date of the loss and the tenant will not have the right to claim anything of the landlord as compensation, damage and interest or otherwise: or

b)	Either at the same time, notify the tenant of his intention to rebuild or repair and, in this case, the tenant will have to suffer the repairs without reduction of rent or with a reduction of the rent proportional to the reduction of the exploitation of the tenant in the rented premises during the construction or repair work, but he shall not have the right to request the cancellation of this lease or to claim anything from the landlord as compensation, damages or interest or otherwise.

11. LEASE ASSIGNMENT AND SUBLEASE

The landlord consents in advance to any assignment of this lease, in whole or in part, by the tenant to an affiliated company of the tenant (an “Authorized Transferee”), provided that the tenant notifies the landlord of such assignment. In this case, the Authorized Transferee will substitute the tenant for the purposes of this lease.

If the tenant wishes to transfer the lease to a person who is not a Transferee, he or she will have to obtain prior written approval from the landlord. The latter will not oppose such an assignment without reasonable grounds.

12. RENEWAL

The landlord grants the tenant two (2) renewal options of five (5) years each, which the tenant may exercise by giving the landlord at least six (6) months written notice before the end of the initial term or the first option for renewal if it has been applied.

Renewal will be subject to the same terms and conditions as the present lease, with the exception of base rent, which will be increased according to the consumer price index, the increase in property taxes and school taxes, and the increase of any other element.

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13. RESTORE RENTED PREMISES

The landlord agrees that at the expiration of this lease, the tenant will have no obligation to remove any rental improvements or alterations to the building made in the course of his commercial operation and that he will give the building in the state it will be on that date, the landlord retaining the additions made to the rented premises, without any compensation to the tenant, including, without limitation, for electrical input, external and internal electrical transformers, any such additions, improvements or modifications in front of the property of the landlord.

The tenant may, however, remove and keep the equipment related to its operations (computer servers etc.)

14. VISIT OF RENTED PREMISES

The tenant will have to allow to all person interested in the acquisition of the building or during the six (6) months which will precede the expiry of the present lease, or of its renewal, to those wishing to rent the places, to visit the places during normal business hours, subject to a minimum notice of forty-eight (48) hours, and to the extent that such visit is made in the presence of a representative of the tenant.

15. WORK TO BE DONE BY THE LANDLORD AT ITS EXCLUSIVE FEES

A: Repair of part of the roof (non-renovated part, approximately 21000 square feet)

After having visited and examined the leased premises, the tenant declares that he is entirely satisfied, in all respects, with the exception of the current environmental situation of the rented premises and the lands divulged by the contamination notice dated November 16, 2016 and publishes under number 22 761 676 for which the landlord remains fully liable to the full exemption of the tenant.

SPECIAL NOTE:

WHEN THE TENANT HAS OWNED THE PLACE, THE TENANT CLEARS THE LANDLORD OF ANY RESPONSIBILITY (NO REMEDY) AS TO THE DAMAGES THAT MAY RESULT IN HIS FACILITIES FOR ANY REASON DURING THE PERIOD OF THE LEASE AND ITS RENEWALS.

IN WITNESS WHEREOF we have signed at Waterloo

/s/ Michael Laroche
9349-0001 QUEBEC INC. (Michael Laroche)	DATE: November 11, 2017

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IN WITNESS WHEREOF we have signed at Pointe-Claire

/s/ Robert Mincoff
CRYPTOESPACE INC. (Robert Mincoff)	DATE: November 11, 2017

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